Exhibit 99.2

Flora Parent, Inc. and Subsidiaries, Inc.

FLORA PARENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$818,918	$1,456,565
Accounts receivable (less allowances of $1,690,190 and $4,610,335)	20,151,523	8,961,274
Inventories, net	67,044,671	52,551,388
Prepaid expenses and other assets	418,190	450,681
Prepaid taxes	773,889	459,790
Income tax receivable	—	460,931

Total current assets	89,207,191	64,340,629
Property and equipment, net	2,315,235	1,617,267
Other assets:
Deposits	161,100	161,100
Deferred financing costs	323,516	497,390
Goodwill	118,684,887	115,251,053
Intangible assets, net	116,422,219	119,903,049

Total assets	$327,114,148	$301,770,488

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$1,239,510	$1,533,475
Accounts payable	3,802,386	2,873,762
Accrued expenses	9,769,464	4,493,211
Accrued tax liabilities	3,091,444	—

Total current liabilities	17,902,804	8,900,448
Revolving line of credit	5,000,000	19,500,000
Long-term debt, net of current portion	156,789,434	162,733,324
Deferred rent, non-current	701,761	880,230
Deferred income taxes	23,455,137	23,762,753
Stockholder’s equity:
Common stock, $0.001 par value: 1,500,000 shares authorized, 1,170,148 shares issued and outstanding at December 31, 2020 and December 31, 2019	1,171	1,171
Additional paid-in capital	45,694,237	44,588,677
Retained earnings	79,054,254	43,206,246
Accumulated other comprehensive loss	(1,484,650)	(1,802,361)

Total stockholder’s equity	123,265,012	85,993,733

Total liabilities and stockholder’s equity	$327,114,148	$301,770,488

See notes to condensed consolidated financial statements.

FLORA PARENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	December 31, 2020	December 31, 2019
Net sales	$23,230,459	$11,852,744
Cost of goods sold	10,184,844	5,254,855

Gross profit	13,045,615	6,597,889

Selling, general and administrative expenses	4,786,262	6,713,124
Intangible asset amortization expense	1,405,165	1,405,164
Management fees	213,877	610,291
Transaction related expenses	111,723	138,132
Stock-based compensation expense	142,280	321,093

Total operating expenses	6,659,307	9,187,804

Operating income (loss)	6,386,308	(2,589,915)
Other income (expense):
Interest expense	(3,120,469)	(2,382,974)
Interest income	—	861
Loss on extinguishment of debt	—	(600,698)
Foreign currency transaction losses	(173,435)	(35,242)

Income (loss) before income taxes	3,092,404	(5,607,968)
Income tax expense (benefit)	873,583	(1,584,210)

Net income (loss)	$2,218,821	$(4,023,758)

See notes to condensed consolidated financial statements.

FLORA PARENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended
	December 31, 2020	December 31, 2019
Net income (loss)	$2,218,821	$(4,023,758)
Other comprehensive income:
Foreign currency translation	423,332	58,368

Total comprehensive income (loss)	$2,642,153	$(3,965,390)

See notes to condensed consolidated financial statements.

FLORA PARENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net income (loss)	$2,218,821	$(4,023,758)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation	189,900	172,395
Amortization of intangible assets	1,405,165	1,405,164
Amortization of debt discount and deferred financing costs	196,111	218,366
Provision for doubtful accounts	38,025	31,063
Stock-based compensation	142,280	321,093
Loss on extinguishment of debt	—	600,698
Foreign exchange loss	8,185	72,070
Deferred income tax benefit	(1,036,644)	(941,771)
Loss on sale of property and equipment	—	15,873
Change in assets and liabilities:
Accounts receivable	(13,697,529)	(4,631,803)
Inventories	(13,022,388)	(9,736,776)
Prepaid expenses and other assets	243,613	265,176
Prepaid taxes	(756,741)	(300,690)
Income tax receivable	—	(460,931)
Accounts payable and accrued expenses	(3,656,237)	(2,717,953)
Deferred rent	(221,692)	(168,612)
Accrued tax liabilities	(791,629)	(92,380)

Net cash used by operating activities	(28,740,760)	(19,972,776)
Cash flows from investing activities:
Purchases of property and equipment	(236,046)	(13,500)

Net cash used in investing activities	(236,046)	(13,500)
Cash flows from financing activities:
Proceeds (payments) of long-term debt	(461,040)	79,141,428
Borrowings under revolving line of credit	5,000,000	16,000,000
Dividend payment to Parent	—	(74,947,979)
Payment of debt discount and financing costs	—	(1,319,599)

Net cash provided by financing activities	4,538,960	18,873,850
Effect of exchange rate changes on cash and cash equivalents	253,442	29,696

Net decrease in cash and cash equivalents	(24,184,404)	(1,082,730)
Cash and cash equivalents at beginning of period	25,003,322	2,539,295

Cash and cash equivalents at end of period	$818,918	$1,456,565

Supplemental information:
Cash paid for interest	$4,383,211	$2,048,655

Cash paid for income taxes	$4,542,810	$390,000

See notes to condensed consolidated financial statements.

FLORA PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended December 31, 2020

(Unaudited)

1.	Basis of Presentation

The unaudited consolidated balance sheets of Flora Parent, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and December 31, 2019, the consolidated statements of operations and the consolidated statements of comprehensive income (loss) for the three months ended December 31, 2020 and December 31, 2019 and the consolidated statements of cash flows for the three months ended December 31, 2020 and December 31, 2019 have been prepared by the Company, without audit. In the opinion of management, the interim financial statements include all normal recurring adjustments necessary for a fair statement of the results for the interim periods presented.

The consolidated financial statements include the accounts of Flora Parent, Inc. and its wholly owned subsidiaries, Seed Holdings, Inc., Plantation Products, LLC, Ferry-Morse Seed Company, A.E. McKenzie Co. ULC, Livingston Seed Company, Ceresolutions, LP, as well as, the wholly owned subsidiaries of Plantation Products, LLC, Marteal, Ltd, and Sustainable Agrico, LLC. The Company does business as Green Garden Products. All intercompany transactions and accounts have been eliminated in consolidation.

The functional currency of A.E. McKenzie Co. ULC is the Canadian dollar. The assets and liabilities of the Canadian subsidiary are translated at period-end rates of exchange and the consolidated statements of income accounts are translated at weighted-average rates of exchange for the period. The resulting translation adjustments are reported as a component of accumulated other comprehensive income within stockholder’s equity. Foreign currency transaction gains and (losses) are included in the consolidated statements of operations.

Significant Accounting Policies

Use of estimates

Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates. Management believes the most significant estimates include the net realizable value of accounts receivable, reserve for returned merchandise, reserve for excess and obsolete inventory, revenue recognition, stock-based compensation, the recoverability of long-lived assets, valuation and impairment of indefinite-lived assets and goodwill, valuation of deferred tax assets and pension obligations.

Cash and cash equivalents

The Company considers cash and all highly liquid investments with an original maturity of 90 days or less at date of purchase to be cash and cash equivalents.

Accounts Receivable

Allowances for doubtful accounts are provided for those outstanding balances considered to be uncollectible based upon historical experience and management’s evaluation of the outstanding balances. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts. Recoveries of accounts receivable previously written off are recorded when received. Accounts receivable are recorded net of provisions for customer discounts and other sales related discounts. The Company bases its estimates for discounts and allowances on negotiated customer terms and historical experience.

Revenue Recognition

Revenue Recognition and Nature of Products and Services

The Company manufactures, markets and distributes consumer branded garden and lawn products. The Company’s primary customers include home centers, mass merchandisers, warehouse clubs, large hardware chains, independent hardware stores, nurseries, garden centers, food and drug stores and indoor gardening and hydroponic stores. The Company’s products are sold primarily in the United States and Canada. The Company’s revenue is generated from the sale of finished lawn and garden products. Product revenue is recognized when performance obligations under the terms of the contracts with customers are satisfied. A substantial portion of the Company’s sales are consignment-based, whereby the Company ships inventory to its customers on a consignment basis and the Company recognizes revenue when the customers sells the product to the end-consumer, at which time the Company’s performance obligation is complete. The Company also engages in direct sales, whereby it recognizes product revenue when control over the finished goods transfers to its customers, which generally occurs upon shipment to, or receipt at, customers’ locations, as determined by the specific terms of the contract. These revenue arrangements generally have single performance obligations. Revenue, which includes shipping and handling charges billed to the customer, is reported net of variable consideration and consideration payable to the Company’s customers, including applicable discounts, returns, allowances, trade promotion, unsaleable product, consumer coupon redemption and rebates. Shipping and handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs.

Key sales terms are established on a frequent basis such that most customer arrangements and related incentives have a one year or shorter duration. As such, the Company does not capitalize contract inception costs. Product fulfillment costs are capitalized as a part of inventoriable costs in accordance with our inventory policies. The Company generally does not have unbilled receivables at the end of a period. The Company does not receive noncash consideration for the sale of goods. Amounts billed and due from our customers are classified as receivables and require payment on a short-term basis; therefore, the Company does not have any significant financing components.

Sales Incentives and Other Promotional Programs

The Company offers sales incentives and discounts through various regional and national programs to certain customers. These programs include product discounts or allowances, product rebates, product returns and one-time or ongoing trade-promotion programs with customers that require the Company to estimate and accrue the expected costs of such programs. The costs associated with these activities are accounted for as reductions to the transaction price of the Company’s products and are, therefore, recorded as reductions to gross sales at the time of sale. The Company bases its estimates of incentive costs on historical trend experience with similar programs, actual incentive terms per customer contractual obligations and expected levels of performance of trade promotions, utilizing customer and sales organization inputs. The Company maintains liabilities at the end of each period for the estimated incentive costs incurred but unpaid for these programs. Differences between estimated and actual incentive costs are generally not material and are recognized in earnings in the period such differences are determined. Reserves for product returns, accrued rebates and promotional accruals are included in the consolidated balance sheets as part of accrued expenses.

Practical Expedients

The Company elected the following practical expedients upon its adoption of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (ASC Topic 606).

•

Significant financing component - The Company elected not to adjust the promised amount of consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

•

Shipping and handling costs - The company elected to account for shipping and handling activities that occur before the customer has obtained control of a good as fulfillment activities rather than as a promised service.

•

Measurement of transaction price - The Company has elected to exclude from the measurement of transaction price all taxes assessed by a governmental authority that are both imposed on, and concurrent with, a specific revenue-producing transaction and collected by the Company from a customer for sales taxes.

Inventories

Inventories, which consist of raw materials, packaging materials and finished goods, including consigned inventory at customer locations, are stated at the lower of cost (first-in, first-out method) or net realizable value. Inventories are carried net of a reserve for excess and obsolete items. Management determines the reserve by developing expectations for future usage based on historical sales and expected future demand, and comparing actual quantities on hand or consigned at customers.

Property and Equipment

Property and equipment are stated at cost. Property and equipment acquired in a business acquisition is recorded at the estimated fair value of the assets at that date. Depreciation of property and equipment is recorded using the straight-line method over the estimated useful lives of the assets. Maintenance and repair costs are expensed as incurred. Upon the sale or retirement of an asset, the cost and related accumulated depreciation are removed from the respective accounts and the resulting gain or loss is included in current operations.

The estimated useful lives of property and equipment are as follows:

Machinery and equipment	4-7 years

Computer equipment and software	3-6 years

Furniture and fixtures	5-10 years

Leasehold improvements	Lesser of lease term or life of asset

Motor vehicles	3-7 years

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASC Topic 606, which replaces numerous requirements in U.S. GAAP, including industry-specific requirements, and provides companies with a single revenue recognition model for recognizing revenue from contracts with customers. On October 1, 2020, the beginning of the Company’s fiscal year 2021, the Company adopted the requirements of ASC Topic 606 using the modified retrospective method. Upon completing its implementation assessment of Topic ASC 606, the Company concluded that no adjustment was required to the opening balance of retained earnings at the date of initial application. The comparative information has also not been restated and continues to be reported under the accounting standards in effect for those periods. Additional disclosures required by ASC Topic 606 are presented within the Revenue Recognition policy disclosure.

On the Company’s consolidated balance sheets, reserves for customer product returns and return allowances are now included as part of accrued expenses, rather than accounts receivable, net.

Had the Company not adopted the provisions under this ASU, its consolidated balance sheet as of December 31, 2020 would have been presented as follows (in thousands):

	As Presented December 31, 2020	Adjustments	Balances Without Adoption of ASC 606 December 31, 2020
Current assets
Accounts receivable, less allowance for doubtful accounts	$20,151,523	$(2,506,515)	$17,645,008
Total current assets	$84,736,766	$(2,506,515)	$82,230,251

Current liabilities
Accrued expenses	$9,766,669	$(2,506,515)	$7,260,154
Total current liabilities	$16,630,966	$(2,506,515)	$14,124,451

Fair Value Disclosures

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. This ASU modifies the disclosure requirements for fair value measurements by removing, modifying or adding certain disclosures. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. The Company adopted this standard as of October 1, 2020, and the adoption did not have a material impact on its consolidated financial statements and related disclosures.

Accounting Standards Not Yet Adopted

Leases

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 will change the way the Company recognizes its leased assets. ASU 2016-02 will require organizations that lease assets— referred to as “lessees”—to recognize on the balance sheet the assets and liabilities representing the rights and obligations created by those leases. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The effective date of the standard was extended in May 2020 by the FASB due to Covid-19, for annual reporting periods (including interim reporting periods within those years) beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the methods of adoption allowed by the new standard and the effect that adoption of the standard is expected to have on the Company’s consolidated financial statements and related disclosures.

Credit Losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses – Measurement of Credit Losses on Financial Instruments. The FASB’s new guidance changes how entities will measure credit losses for financial assets, including trade receivables. Previously an entity generally only considered past events and current conditions in measuring the incurred loss. Under the new guidance the measurement of expected credit losses is based on relevant information about past events, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amounts. The amendments in this ASU are effective for the Company on October 1, 2023 through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

2.	Fair Value Measurements

ASC 820 establishes a single authoritative definition of fair value, a framework for measuring fair value and expands disclosure of fair value measurements. ASC 820 requires financial assets and liabilities to be categorized based on the inputs used to calculate their fair values as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 - Unobservable inputs for the asset or liability, which reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk).

The Company’s financial instruments include cash and equivalents, accounts receivable and payable, short-term borrowings, and accrued liabilities. The carrying amounts of these instruments approximate fair value because of their short-term nature. The Company was not required to measure any other assets or liabilities at fair value on a recurring basis.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Company measures certain non-financial assets and liabilities, including long-lived assets, goodwill and intangible assets, at fair value on a non-recurring basis. Fair value measurements of non-financial assets and non-financial liabilities are used primarily in the impairment analyses of long-lived assets, goodwill and other intangible assets. The Company determined the fair value used in its annual goodwill impairment analysis based on its own discounted cash flow analysis. The Company has determined the inputs used in such analysis to be Level 3 inputs. During the periods ended December 31, 2020 and December 31, 2019, the Company was not required to measure any significant non-financial assets and liabilities at fair value.

3.	Inventories, net

Inventories, net of allowance for obsolescence, consist of the following:

	December 31, 2020	December 31, 2019
Raw materials	$15,804,370	$9,656,946
Finished goods	51,240,301	42,894,442

Total inventories, net	$67,044,671	$52,551,388

4.	Goodwill

The Company tests goodwill for impairment annually (as of the last day of the fiscal year), or whenever events occur or circumstances change that would indicate that the carrying value of the goodwill may not be recoverable. The process of evaluating the potential impairment of goodwill requires significant judgment. The Company regularly monitors current business conditions and other factors including, but not limited to, adverse industry or economic trends, restructuring actions and projections of future results. The Company estimates its reporting unit’s fair value and compares it with the carrying value, including goodwill. If the fair value is greater than the carrying value of its reporting unit, no impairment is recorded. Fair value is determined using an income approach. The estimates and assumptions used in the Company’s calculations include revenue growth rates, expense growth rates, expected capital expenditures to determine projected cash flows, expected tax rates and an estimated discount rate to determine present value of expected cash flows. These estimates are based on historical experiences, the Company’s projections of future operating activity and its weighted-average cost of capital. If the fair value is less than the carrying value, an impairment loss is recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value, limited to the total amount of goodwill. The impairment charge would be recorded to earnings in the consolidated statements of income. Judgment is required in determining whether an event has occurred that may impair the value of goodwill or identifiable intangible assets. No impairment of goodwill was recorded for the three months ended December 31, 2020 and December 31, 2019.

Changes in the carrying amount of goodwill are as follows:

Balance, September 30, 2020	$118,916,572
Currency effects	(231,685)

Balance, December 31, 2020	$118,684,887

Balance, September 30, 2019	$115,266,078
Currency effects	(15,025)

Balance, December 31, 2019	$115,251,053

5.	Other Intangible Assets

The following table summarizes the components of gross and net acquired intangible assets:

	Estimated Useful Life (Years)	Cost	Accumulated Amortization	Net Book Value
December 31, 2020
Definite lived intangible assets:
Non-compete agreement	4	$577,000	$(577,000)	$—
Customer lists	14-25	96,750,000	(24,079,475)	72,670,525
Trade names - SuperThrive	16	11,750,000	(4,543,916)	7,206,084
Supplier agreement	23	2,398,000	(628,117)	1,769,883

		111,475,000	(29,828,508)	81,646,492
Indefinite lived intangible asset:
Trade names	Indefinite	34,775,727	—	34,775,727

Total intangible assets		$146,250,727	$(29,828,508)	$116,422,219

	Estimated Useful Life (Years)	Gross	Accumulated Amortization	Net Book Value
December 31, 2019
Definite lived intangible assets:
Non-compete agreement	4	$577,000	$(577,000)	$—
Customer lists	14-25	96,450,000	(19,944,860)	76,505,140
Trade names - SuperThrive	16	11,750,000	(3,323,523)	8,426,477
Supplier agreement	23	2,398,000	(523,826)	1,874,174

		111,175,000	(24,369,209)	86,805,791
Indefinite lived intangible asset:
Trade names	Indefinite	33,097,258	—	33,097,258

Total intangible assets		$144,272,258	$(24,369,209)	$119,903,049

The Company evaluates long-lived assets, including amortizable and indefinite-lived intangible assets, for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company evaluates indefinite-lived intangible assets on an annual basis. Factors indicating the carrying value of the Company’s amortizable intangible assets may not be recoverable were not present in the three months ended December 31, 2020, and accordingly, no impairment testing was performed on these assets.

The Company amortizes its acquired intangible assets with definite lives over periods ranging from four years to 25 years. Amortization expense for intangibles subject to amortization was approximately $1.4 million for the three months ended December 31, 2020 and December 31, 2019, respectively. The change in indefinite-lived trade names is due to foreign currency effects. Estimated annual amortization expense related to acquired intangible assets in each of the succeeding five years is estimated to be approximately $5 million per year from fiscal 2021 through fiscal 2025 and thereafter.

6.	Long-Term Debt

Long-term debt consists of the following:

	December 31, 2020	December 31, 2019
First lien term note	$93,268,338	$100,112,500
Second lien term note	66,000,000	66,000,000

	159,268,338	166,112,500
Long-term unamortized debt issuance costs	(634,744)	(1,239,395)

	158,633,594	164,873,105
Current portion of long-term debt	(1,844,160)	(2,139,781)

Long-term debt, net of current portion	$156,789,434	$162,733,324

Current portion of long-term debt	$1,844,160	$2,139,781
Current unamortized debt issuance costs	(604,650)	(606,306)

Current portion of long-term debt, net of issuance costs	$1,239,510	$1,533,475

First Lien Term Note and Revolving Line of Credit

In December 2014, the Company entered into a First Lien Credit Agreement (First Lien Agreement) with a syndicate of lenders, which provided a term loan of $79,000,000 (First Lien Term Loan) and a Revolving Line of Credit (Revolver) commitment totaling $35,000,000 (First Lien Credit Facility). In December 2014 and February 2015, the First Lien Credit Facility was amended to clarify lender roles within the syndicate.

In November 2019, the Company entered into an amendment (First Lien Amendment) to the First Lien Agreement (Amended First Lien Agreement), which provided an incremental term loan of $80,000,000 (Incremental First Lien Term Loan). The First Lien Amendment also extended the maturity date of the First Lien Term Loan and Revolver from December 23, 2020 to November 12, 2022, increased quarterly principal payments from $362,500 to $461,040, increased the applicable interest rate margin, and amended certain covenants and other definitions. The proceeds from the Incremental First Lien Term Loan were used to pay a dividend to shareholders of the Company and related transaction costs.

The First Lien Term Note is due in quarterly principal payments of $461,040, plus interest. Interest is payable at a base rate plus an applicable margin that is determined quarterly. At December 31, 2020, the interest rate was 5.25%. The debt issuance costs are being amortized to interest expense over the term of the debt using a method that approximates the effective interest method.

The Revolver balance as of December 31, 2020 and 2019, was $5,000,000 and $19,500,000, respectively, and is presented as a noncurrent liability on the accompanying consolidated balance sheet. Interest is payable at a base rate plus an applicable margin that is determined at the time of the draw. At December 31, 2020, the interest rate on the draws on the line of credit was 5.25%.

Second Lien Term Note

In December 2014, the Company entered into a Second Lien Credit Agreement (Second Lien Agreement) with a syndicate of lenders, which provided a term loan of $66,000,000 (Second Lien Term Loan). The Second Lien Term Note is due at maturity. Interest is payable monthly at a base rate plus an applicable margin that is determined quarterly. At December 31, 2020, the interest rate was 9.25%. The debt issuance costs are being amortized to interest expense over the term of the debt using a method that approximates the effective interest method.

In November 2019, the Company entered into an amendment (Second Lien Amendment) to the Second Lien Agreement (Amended Second Lien Agreement), which extended the maturity date to May 12, 2023, and amended certain covenants and definitions.

All obligations are secured as the lenders have a first priority lien on substantially all of the Company’s assets. Certain covenants, including a minimum consolidated adjusted earnings before interest, taxes, depreciation and amortization requirement (as defined within the First and Second Lien Agreements) and a leverage ratio are required to be met on a periodic basis, under the terms of the debt agreements.

The First Lien Amendment, Second Lien Amendment, and Revolver Amendment were evaluated to determine the proper accounting treatment for the refinancing transaction in November 2019.

The Amended First Lien Term Loans within the syndicate, with the exception of one First Lien Term Loan, were considered modifications under the guidance in ASC 470-50, Modifications and Extinguishments. Fees incurred associated with the First Lien Term Loans considered modifications under the First Lien Amendment were accounted for as a debt discount and totaled $416,709.

The First Lien Term Loan, considered an extinguishment under the guidance in ASC 470-50, Modifications and Extinguishments, was recorded at fair value at its reacquisition price. The difference between the reacquisition price of the new loan and carrying value of the extinguished loan, including lender fees, was $600,698, which was recorded as a loss on extinguishment of debt on the accompanying statements of income. Third party costs incurred were accounted for as a debt discount and totaled $278,822.

The Amended Second Lien Term Loan was accounted for as a modification. Accordingly, lender fees incurred associated with the Second Lien Term Loan under the Second Lien Amendment were accounted for as a debt discount and totaled $297,500.

The Amended Revolver was accounted for under the guidance in ASC 470-50, Modifications and Extinguishments. The borrowing capacity of the Amended Revolver was greater than the borrowing capacity of the Pre-existing Revolver. Therefore, unamortized deferred financing costs at the time of the modification, fees paid to the lender and fees paid to third parties have been deferred and will be amortized over the term of the Amended Revolver. Fees incurred associated with the Amended Revolver were accounted for as deferred financing costs and totaled $326,568.

7.	Supplemental Equity Information

The following table provides a summary of the changes in the carrying amounts of equity through the three months ended December 31, 2020 and December 31, 2019.

	Common Stock	Additional Paid In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance September 30, 2020	$1,171	$45,551,957	$76,835,433	$(1,907,982)	$120,480,579
Stock-based compensation expense	—	142,280			142,280
Foreign currency translation adjustment	—		—	423,332	423,332
Net loss	—	—	2,218,821	—	2,218,821

Balance December 31, 2020	$1,171	$45,694,237	$79,054,254	$(1,484,650)	$123,265,012

	Common Stock	Additional Paid In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance September 30, 2019	$1,171	$119,215,563	$47,230,004	$(1,860,729)	164,586,009
Dividend to Parent	—	(74,947,979)	—	—	(74,947,979)
Stock-based compensation expense	—	321,093			321,093
Foreign currency translation adjustment	—		—	58,368	58,368
Net loss	—	—	(4,023,758)	—	(4,023,758)

Balance December 31, 2019	$1,171	$44,588,677	$43,206,246	$(1,802,361)	$85,993,733

8.	Stock-Based Compensation

The Company recognized stock-based compensation expense of $142,280 and $321,093 for the three months ended December 31, 2020 and December 31, 2019, respectively. The tax benefit associated with stock-based compensation expense for the three months ended December 31, 2020 and December 31, 2019 was $40,123 and $90,548, respectively.

9.	Contingencies

Supplier Agreement

The Company entered into an agreement with one of its suppliers with an initial term ending December 31, 2037, with two subsequent renewal periods of 25 year terms. Under this agreement, the Company is required to provide a purchase order for a specified quantity of pallets to the supplier by April 1st of each year of the agreement at set prices pursuant to this agreement. The Company determined that the terms of this agreement are favorable to the Company and, therefore, recorded an intangible asset equal to the fair value of this contractual relationship on December 23, 2014, the date of the acquisition. The resulting intangible is being amortized over 23 years on a straight-line basis (see Note 5). Total purchases from the supplier amounted to approximately $7,821,000 and $3,872,000 for the three months ended December 31, 2020 and 2019, respectively.

10.	Subsequent Events

In December 2020, the Company entered into an agreement to merge with Central Garden & Pet for a total estimated purchase price of approximately $532,000,000, subject to post-closing adjustments. The merger closed on February 11, 2021.